EXHIBIT 99.2

FOR IMMEDIATE RELEASE:
August 17, 2005

Press Contacts:
Jane Gideon
Incendio International for Activant Solutions
Tel: 1-415-293-8259
jane@incendiopr.com


                    ACTIVANT SOLUTIONS TO ACQUIRE PROPHET 21

    Acquisition Strengthens Activant's Position in the Wholesale Distribution
                                 Market Segment

AUSTIN, Texas, and YARDLEY, Penn., August 17, 2005 -- Activant Solutions Inc(TM), a leading provider of vertical business management solutions and Prophet 21(R), Inc, a leading technology solutions provider to the wholesale distribution market, today announced that Activant has agreed to acquire Prophet
21. Prophet 21's next-generation product offering and over 3,400 supported customers enhances Activant's position as a leading provider in the wholesale distribution segment, which complements Activant's current leading position in the hardware and home center, automotive aftermarket and lumber and building materials vertical markets.

"This latest acquisition is part of Activant's ongoing growth strategy to become the premier provider of vertical business management solutions, serving small and medium-sized businesses," said Larry Jones, CEO of Activant Solutions. "Prophet 21's next-generation business management solution, CommerceCenter, and e-commerce offering, Trading Partner Connect, give Activant a more comprehensive solution set that deepens our market expertise and leadership in the wholesale distribution industry."

Since 1967, Prophet 21 has worked with distributors in many wholesale distribution verticals, such as industrial, fasteners, electrical, fluid power, medical, HVAC, plumbing, tile, paper, packaging, janitorial and other vertical segments. CommerceCenter, Prophet 21's next-generation software solution, combines the power of SQL Server and the

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familiarity of the Windows(R) operating system in a product designed especially for distributors. Features include order and inventory management, purchasing, pricing, financial management, customer relationship management, business reporting and analysis, e-business, and warehouse management.

In addition to CommerceCenter, Prophet 21 offers several solutions targeted to specific industries, including Acclaim, Array, D2K, IAS, Disc, Faspac(R), Prism(R), Turns, XL, and Stanpak(R). Activant will continue to support and enhance Prophet 21 products as well as Activant's current wholesale distribution offerings, including Activant Prelude and Activant Eagle for Distribution. Customer contact information will remain the same.

Prophet 21 also offers e-commerce services to simplify trading among distributors. Prophet 21's Trading Partner Connect gives distributors an Internet trading network that streamlines the commerce process between distributors, their manufacturers/suppliers, and end-users, thereby increasing sales and improving customer service while reducing operating costs. Through Trading Partner Connect, distributors can access millions of items, enabling them to compete on a larger scale and improve customer service. Trading Partner Connect also provides distributors with a Web-based storefront to give end-users online customer service as well as ordering capabilities 24 hours a day, seven days a week.

"Both Activant and Prophet 21 are focused on helping distributors better run their businesses end-to-end," said Chuck Boyle, CEO of Prophet 21. "By leveraging the combined resources of both companies, we can continue to deliver quality customer service and leading-edge products that will help our customers grow their businesses to the next level."

Under the terms of a definitive merger agreement entered on August 15, 2005, Prophet 21 will merge with a newly formed subsidiary of Activant. As a result, Activant will become the owner of all of the outstanding stock of Prophet 21. The aggregate purchase price is approximately $215 million, subject to certain adjustments. The transaction is expected to close in mid-September, 2005, subject to the satisfaction of certain customary closing conditions.

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ABOUT PROPHET 21

Prophet 21, Inc. develops technology solutions and services for the wholesale distribution vertical market that are designed to help distributors increase sales, improve customer service, and reduce operating costs. Founded in 1967, Prophet 21 continues to expand and enhance both its products and customer base. Prophet 21 CommerceCenter - the popular enterprise software solution for distributors - combines the power of SQL Server and the familiarity of the Windows(R) operating system in a solution designed especially for distributors. Trading Partner Connect, a leading Internet trading network for distributors, expedites sourcing, expands geographic reach, and streamlines transactions between distributors and manufacturers. Prophet 21 Professional Services include support, consulting, and educational programs designed to give distributors the maximum return on their technology investment. For more information about Prophet 21, please visit www.p21.com.

ABOUT ACTIVANT SOLUTIONS

Activant Solutions Inc. ("Activant") is a leading technology provider of business management solutions serving small and medium-sized businesses in four primary vertical markets: hardware and home center, lumber and building materials, the automotive parts aftermarket and wholesale distribution. Founded in 1972, Activant provides customers with tailored proprietary software, professional services, content, supply chain connectivity, and analytics. Over 20,000 customer locations use Activant to manage their day-to-day operations. Activant's systems are designed to help customers increase sales, boost productivity, operate more cost-efficiently, improve inventory turns and enhance trading partner relationships. Headquartered in Austin, Texas, Activant has operations in California, Colorado, Illinois, South Carolina, Utah, Canada, Ireland and the United Kingdom. For more information, please visit www.activant.com.

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The statements contained in this document which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements as to industry trends, future products or services, and products or service line growth or performance. Investors are cautioned that forward-looking statements are inherently uncertain and subject to risks. Actual results may differ materially from the future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include but are not limited to unrealized market demand for our services, the ability to retain the people performing services, and those risks and uncertainties identified in Activant's most recent Annual Report on Form 10-K
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